EXHIBIT 99.1

AppSoft Technologies Launches New Esports & Gaming News Platform

NEW YORK, NY / ACCESSWIRE / June 23, 2021 / AppSoft Technologies, Inc. (OTC PINK:ASFT), a developer of innovative games/mobile apps as well as Esports/E-gaming platforms, announced today that it has launched Esportsreporter.com.

Esportsreporter.com is a leading news channel for all things esports and gaming. Publishing the most relevant breaking news for esports and gaming including coverage of industry trends and guides on the business of esports and gaming for investors and aspiring esports and gaming professionals.

Esportsreporter.com is a wholly owned subsidiary of Appsoft Technologies, Inc. a publicly traded development stage company aspiring to be a leading contender in the esports, gaming, and mobile apps industry.

AppSoft CEO Brian Kupchik stated, “Esports is growing faster than ever with millions of gamers, millions of viewers, and millions of dollars in prizes. From what once seemed like a small, niche market, the esports industry is now among the fastest-growing in the world. For that reason, we believe now is an ideal time to bring all esports and gaming news into one platform to leverage the growth of this global audience and maximize user engagement through Esportreporter.com.”

In addition to becoming a leading source of esports news, Esportsreporter.com has its own editorial and digital content creation team that will continue to publish fresh original content covering the latest trends from the esports and gaming industry.

About AppSoft Technologies, Inc

AppSoft Technologies, Inc. (OTC PINK:ASFT) develops, publishes, and markets mobile software applications for smartphones and tablet devices (“Apps”). The Company currently owns a portfolio comprising over 400 Apps titles including games designed to appeal to a broad cross section of consumers and legal-related Apps that provide compilations of federal and state laws and regulations across a variety of legal disciplines and digests of court decisions rendered by federal courts. Consumers download their Apps through direct-to-consumer digital storefronts, such as the Apple App Store and Google Play Store.

For more information, visit AppSoft’s website.

Contact:

CEO, Brian Kupchik

bkupchik@appsofttechnologies.com

Safe Harbor Act: This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic business conditions and the ability to attract and retain skilled personnel. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE: AppSoft Technologies, Inc.